EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Common Stock Ownership by ISC8, Inc.	State of Other Jurisdiction of Incorporation or Organization

Novalog, Inc. 151 Kalmus Drive, Suite A-203 Costa Mesa, California 92626	96%	California

MicroSensors, Inc. 151 Kalmus Drive, Suite A-203 Costa Mesa, California 92626	98%	Delaware

RedHawk Vision, Inc. 151 Kalmus Drive, Suite A-203 Costa Mesa, California 92626	81%	Delaware

iNetWorks Corporation 151 Kalmus Drive, Suite A-203 Costa Mesa, California 92626	95%	Nevada

ISC8 Europe Limited 151 Kalmus Drive, Suite A-203 Costa Mesa, California 92626	100%	United Kingdom